Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Investor Relations Manager	Corporate Communications Director
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823
HUTCHINSON TECHNOLOGY REPORTS FIRST QUARTER NET EARNINGS PER SHARE OF $0.09
Results Dampened by Litigation Charge
HUTCHINSON, Minn., Jan. 29, 2008 – Hutchinson Technology Incorporated (Nasdaq: HTCH) today reported net income of $2.3 million, or $0.09 per diluted share, on net sales of $173.1 million for its fiscal 2008 first quarter ended December 30, 2007. Diluted earnings per share for the quarter were reduced approximately $0.05 by a pre-tax litigation charge of $2.5 million related to a tentative settlement of a class-action lawsuit regarding the company’s pay practices for gowning.
     In its fiscal 2007 first quarter, the company reported net income of $5.8 million, or $0.22 per diluted share, on net sales of $188.9 million. Reinstatement of the federal research and development tax credit on December 20, 2006, retroactive to January 1, 2006, increased fiscal 2007 first quarter net income by $1.9 million, or $0.07 per diluted share.
     The company shipped approximately 213 million suspension assemblies in its fiscal 2008 first quarter, compared with approximately 246 million in the preceding quarter and approximately 225 million in the fiscal 2007 first quarter. The sequential quarter decline in shipments reflects the impact of a customer’s accelerated purchases at the end of the preceding quarter to realize volume price breaks and comparison of a 13-week first quarter against a 14-week fourth quarter. “Without these factors and the litigation charge noted above, our total shipments, net sales and income from operations would have increased modestly on a sequential quarter basis,” said Wayne M. Fortun, the company’s president and chief executive officer.
     Gross margin in the fiscal 2008 first quarter was 19 percent, compared with 18 percent in the preceding quarter and 19 percent in the fiscal 2007 first quarter. Capacity utilization in the quarter was approximately 75 percent, flat with the preceding quarter but down from approximately 80 percent in the fiscal 2007 first quarter. Gross margin continued to benefit from cost reductions completed in the company’s fiscal 2007 third quarter.
     The company continues to make progress on optimizing its TSA+ processes to produce next-generation suspension assemblies. “Our plans to initiate volume production on our TSA+ manufacturing lines later this year remain on track,” said Kathleen Skarvan, president of the Disk Drive Components Division. “We continue to work with multiple customers on TSA+ program development for their future disk drive programs, and we are encouraged by the high level of customer interest in this new platform.”
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2—Hutchinson Technology Reports First Quarter Results
     The company’s BioMeasurement Division placed InSpectra™ StO2 Systems at seven additional hospitals during the fiscal 2008 first quarter and increased the number of customer evaluations in progress. “We continue to expand the number of hospitals using our device in the United States and Europe,” said Richard Penn, president of the BioMeasurement Division. “As this installed base grows, and as we work with clinicians to make our device the standard of care for measuring tissue perfusion, we expect to see increased sales of disposable InSpectra StO2 Sensors.” Penn added that, as planned, the company has begun to support customer evaluations of the InSpectra StO2 System in critical care settings beyond trauma.
     The company generated $35 million in cash from operations in the fiscal 2008 first quarter and spent $18 million on capital investments, generating free cash flow of $17 million, compared with $6 million of free cash flow in the preceding quarter and negative free cash flow of $1 million in the fiscal 2007 first quarter. Capital investments in fiscal 2008 are currently expected to total $75 million, down from $102 million in fiscal 2007.
     Commenting on industry conditions and the company’s outlook, Fortun said that storage industry analysts are now expecting unit shipments of disk drives to increase by about 12 percent in calendar 2008, up from earlier estimates of 10 percent. The projected increase in disk drive shipments, coupled with growth in average disk drive capacities, is expected to result in strong industry-wide demand for suspension assemblies.
     “In this demand environment, we plan to continue growing our market share in the 2.5” mobile segment and sustain our leading market share in the enterprise segment,” said Fortun. “In addition, we are working with customers to regain market share in the 3.5” ATA segment on next-generation disk drive programs.” Fortun said the company expects overall average selling prices in fiscal 2008 to remain relatively flat with fiscal 2007. “Capacity utilization and leveraging our fixed costs will continue to be key to improving gross margin in the current fiscal year,” said Fortun.
     Hutchinson Technology’s Disk Drive Components Division is the leading worldwide supplier of suspension assemblies for disk drives. Hutchinson Technology’s BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care.
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3—Hutchinson Technology Reports First Quarter Results
     This announcement contains forward-looking statements regarding demand for and shipments of the company’s products, demand for disk drive storage, production capability and capacity utilization, manufacturing efficiencies, selling prices, investments in research and development, product development, product commercialization and adoption, capital expenditures, operating performance and results of operations. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix and selling prices, changes in customers yields, changes in storage capacity requirements, changes in expected data density and other factors described from time to time in the company’s reports filed with the Securities and Exchange Commission.
     The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Time (CT) on January 29, 2008. Individual investors and news media may participate in the conference call via the live webcast. The webcast will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com. Webcast participants will need to complete a brief registration form and should allot extra time before the webcast begins to register and, if necessary, download and install audio software. A replay of the call will be available beginning at approximately 6:00 p.m. CT on January 29 until 11:59 p.m. CT on Thursday, January 31, 2008. To access the replay, dial 800-405-2236 and enter 11105961# at the reservation number prompt.
[Financial Information Follows]

4—Hutchinson Technology Reports First Quarter Results
Hutchinson Technology Incorporated
(Nasdaq: HTCH)

	First Quarter Ended
	Dec. 30, 2007	Dec. 24, 2006
Net sales	$173,077,000	$188,882,000
Gross profit	$32,917,000	$35,610,000
Income from operations	$1,650,000	$1,984,000
Income before taxes	$3,604,000	$5,174,000
Tax provision (benefit)	$1,314,000	$(639,000)
Net income	$2,290,000	$5,813,000
Net income per common share:
Basic	$0.09	$0.22
Diluted	$0.09	$0.22
Weighted average common and common equivalent shares outstanding:
Basic	26,240,000	25,869,000
Diluted	26,404,000	30,974,000

	At Dec. 30, 2007	At Sept. 30, 2007
Total assets	$1,067,308,000	$1,049,989,000
Cash and cash equivalents	$82,851,000	$64,509,000
Securities available for sale	$237,515,000	$233,043,000
Total shareholders’ investment	$609,673,000	$599,547,000
(Financial statements follow)

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations — Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	December 30,	December 24,
	2007	2006
Net sales	$173,077	$188,882

Cost of sales	140,160	153,272

Gross profit	32,917	35,610

Research and development expenses	10,410	14,109

Selling, general and administrative expenses	18,363	19,517

Litigation charge	2,494	—

Income from operations	1,650	1,984

Interest expense	(2,960)	(2,309)

Interest Income	4,273	3,689

Other income, net	641	1,810

Income before income taxes	3,604	5,174

Provision (benefit) for income taxes	1,314	(639)

Net income	$2,290	$5,813

Basic earnings per share	$0.09	$0.22

Diluted earnings per share	$0.09	$0.22

Weighted-average common shares outstanding	26,240	25,869

Weighted-average common and diluted shares outstanding	26,404	30,974

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets — Unaudited
(In thousands, except shares data)

	December 30,	September 30,
	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$82,851	$64,509
Securities available for sale	237,515	233,043
Trade receivables, net	99,141	101,997
Other receivables	20,451	20,529
Inventories	68,749	61,183
Deferred tax assets	7,606	8,582
Other current assets	8,031	7,444

Total current assets	524,344	497,287
Property, plant and equipment, net	450,339	457,883
Deferred tax assets	78,804	79,008
Other assets	13,821	15,811

	$1,067,308	$1,049,989

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of long-term debt	$1,377	$1,344
Accounts payable	$29,849	$29,528
Accrued expenses	18,527	16,535
Accrued compensation	21,921	21,257

Total current liabilities	71,674	68,664
Long-term debt, less current maturities	3,473	3,944
Convertible subordinated notes	375,000	375,000
Uncertain tax positions	6,072	—
Other long-term liabilities	1,416	2,834
Shareholders’ investment:
Common stock $.01 par value, 100,000,000 shares authorized, 26,363,000 and 26,074,000 issued and outstanding	264	261
Additional paid-in capital	419,228	411,349
Accumulated other comprehensive income	(17)	29
Accumulated earnings	190,198	187,908

Total shareholders’ investment	609,673	599,547

	$1,067,308	$1,049,989

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows — Unaudited
(Dollars in thousands)

	Thirteen Weeks Ended
	December 30,	December 24,
	2007	2006
Operating activities:
Net income	$2,290	$5,813
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	27,811	28,158
Stock-based compensation	1,224	916
Provision (benefit) for deferred taxes	1,198	(3,875)
Gain on disposal of assets	(14)	—
Litigation charge	2,494	—
Changes in operating assets and liabilities	181	5,224

Cash provided by operating activities	35,184	36,236

Investing activities:
Capital expenditures	(18,417)	(36,875)
Purchases of marketable securities	(492,276)	(437,166)
Sales of marketable securities	487,777	413,534

Cash used for investing activities	(22,916)	(60,507)

Financing activities:
Repayments of long-term debt	(438)	(307)
Net proceeds from issuance of common stock	6,512	5,358

Cash provided by financing activities	6,074	5,051

Net increase (decrease) in cash and cash equivalents	18,342	(19,220)

Cash and cash equivalents at beginning of period	64,509	40,331

Cash and cash equivalents at end of period	$82,851	$21,111

Hutchinson Technology Incorporated
Earnings Per Share Calculation — Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	December 30,	December 24,
	2007	2006
Net income (A)	$2,290	$5,813
Plus: interest expense on convertible subordinated notes	—	1,008
Less: additional profit sharing expense and income tax provision	—	150

Net income available to common shareholders (B)	$2,290	$6,671

Weighted average common shares outstanding (C)	26,240	25,869
Dilutive potential common shares	164	5,105

Weighted average common and diluted shares outstanding (D)	26,404	30,974

Basic earnings per share [(A)/(C)]	$0.09	$0.22
Diluted earnings per share [(B)/(D)]	$0.09	$0.22